Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Aeva Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	37,262,721(2)	$1.47(3)	$54,776,200	$0.0001102	$6,037

Equity	Common stock, $0.0001 par value per share	Rule 457(c) and Rule 457(h)	12,769,233(4)	$1.47(3)	$18,770,773	$0.0001102	$2,069

Total Offering Amounts					73,546,973		$8,105

Total Fee Offsets							—(5)

Net Fee Due							$8,105

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Represents shares reserved for issuance under the Company’s 2021 Plan, as amended.
(3)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $1.47 per share, which is the average of the high and low prices of Common Stock, as reported on the New York Stock Exchange, on March 22, 2023.

(4)	Represents shares reserved for issuance under the Company’s 2022 ESPP.
(5)	The Registrant does not have any fee offsets.